EXHIBIT 10. 5 (b)

***: CERTAIN MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES EXCHANGE COMMISSION.

                          TECHNOLOGY LICENSE AGREEMENT


         This Technology License Agreement is made and entered into by and between NDC Automation, Inc., a Delaware corporation, with its principal place of business at 3101 Latrobe Drive, Charlotte, North Carolina 28211 ("NDCA") and Mentor AGVS, with its principal place of business located at 26800 Richmond Road, Bedford Heights, OH 44148, ("Mentor") as of the 30th day of January, 1998.

         WHEREAS, NDCA is the exclusive licensee in North America of certain patents, software and know-how related to automatic guided vehicle systems and is the exclusive distributor in North America for certain control components and equipment based on such patents, software and know-how which has been designed by, manufactured for, and sold by NDC Netzler et Dahlgren AB, a Swedish company; and

         WHEREAS, Mentor designs, manufactures (or has manufactured) installs and services complete automatic guided vehicle systems ("AGVS"); and

         WHEREAS, Mentor desires to use NDCA's know-how, support and AGVS control components and equipment in Mentor's AGVS; and

         WHEREAS, the purpose of this agreement is to set forth the terms and conditions pursuant to which NDCA shall license its AGVS technology to Mentor and support Mentor in its use of the same.

         NOW THEREFORE, in consideration of thee premises, the covenants exchanged herein and other good and valuable consideration, the parties agree as follows:


                                A G R E E M E N T

1        Grant of License.

1.1 Subject to the terms and conditions of this Agreement and during its Term, NDCA grants to Mentor and Mentor accepts a non-exclusive license and right to use NDCA Technology (as hereinafter defined) within the Territory (as hereinafter defined) for the following purposes:

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     (1) to market, sell, design, manufacture, assemble, install and set-up and service AGVS for end-users; notwithstanding the above, Mentor may sell AGVS to end- users outside the Territory provided that design, manufacturing and assembly have been done within the Territory

     (2) to sublicense third party contractors at its direction to manufacture, assemble, install, set-up and service AGVS designed and sold by Mentor.

1.2 The "NDCA Technology" shall consist of all patents, information, processes, solutions, techniques, software and documentation licensed to or and owned by NDCA which relate to any of the navigation, control communication, or decision-making functions of an AGVS or the design, use, manufacture, installation, set-up or servicing of an AGVS as the same now exists or may be developed or acquired by or licensed to NDCA during the Term hereof.

1.3 The "Territory" shall consist of the countries of North America.

2   License Fees.

2.1 Mentor shall pay to NDCA as annual license fee of *** payable as follows:

     (1) The first annual license fee shall be due and payable upon execution of this Agreement;

     (2) subsequent annual license fees shall be due and payable on each December 1st during the Term hereof.


2.2 In addition to the annual license fee, Mentor shall pay to NDCA an annual maintenance and support fee consisting of a base fee of *** which may be reduced pursuant to Section 3.2. The base maintenance and support fee shall be payable in three installments each year of the term, as follows:

         ***


3.  Performance Credits.

3.1 Mentor agrees to order, accept and pay for engineering, and support services and AGVS control components and equipment totaling at least $*** in each Contract Year during the Term of this Agreement. Failure to meet this minimum, will allow NDCA to terminate the Agreement in accordance with paragraph 5.3.

3.2 NDCA will grant to Mentor a performance credit in the first Contract Year as follows; if NDCA has invoiced Mentor for engineering or support services or for AGVS control

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components and equipment in a total amount in excess of *** by July 31, 1998, the installment of the base maintenance and support fee due on that date shall be reduced by one half and the third installment shall be waived; if NDCA has invoiced Mentor for more than $*** by November 30, 1998, the third installment shall be waived. These performance credits shall be in addition to the credits to be applied in the second Contract Year with respect to invoicing totals in the first Contract Year: NDCA will grant to Mentor a performance credit in the second and each subsequent Contract Year of this Agreement equal to ***% of the net invoice amount on the first $*** invoiced by NDCA during the previous Contract Year for engineering and support services and AGVS control components and equipment and ***% of the net invoice amount for all such services, components and equipment over and above $***.

3.3 NDCA shall calculate and notify Mentor as to the performance credit earned with respect to the sales made in any Contract Year no later than December 31 of the following Contract Year.

3.4 Any earned performance credit shall be applied first to the maintenance and support fee due in the Contract Year in which the credit is calculated (i.e., the Contract Year following the Contract Year in which the credit is earned) and then against the license fee due from the Contract Year in which the credit is calculated. If any credit remains, it shall be paid in cash to Mentor no later than the January 31 following the date of calculation.

3.5 Mentor shall be entitled to purchase AGVS control components and equipment from NDCA at a discount of ***% from NDCA's current net list price. NDCA reserves the right to revise its prices upon giving Mentor sixty (60) days prior written notice.

4 Obligations of the Parties.

4.1 NDCA shall provide, upon reasonable advance request and at a mutually agreeable time: One week's up-date training to up to three (3) employees of Mentor each year at NDCA's training facility and up to fifty hours of technical or sales support per year. Any training or support provided by NDCA at Mentor's request in excess of one week or fifty hours, respectively, will be charged to and paid by Mentor at the rate of $100 per hour. Unused support hours may not be accrued to the following Contract Year. NDCA will also facilitate participation at its affiliate company's, NDC AB in Sweden, scheduled courses free of charge.

4.2 NDCA shall also provide upgrades of definition software at no charge, as the same may be released generally by NDCA from time to time.

4.3 Mentor shall pay the travel and living expenses of its personnel when receiving training or assistance, and Mentor shall reimburse NDCA for its reasonable out-of-pocket expenses when traveling to provide training, technical or sales support.

4.4 NDCA shall not compete with Mentor on a direct basis, unless agreed otherwise in

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writing between the parties. Nothing in this agreement, however, shall prevent
NDCA from entering into similar license agreements or sales contracts with other companies such as AGV manufacturers, material handling system integrators, special equipment manufacturers, etc.

4.5 Both parties agree to use their best commercial efforts to promote and support the products and technology covered by this Agreement.


5 Term and Termination.

5.1 This Agreement shall be deemed effective from December 1, 1997 upon execution and shall continue in full force and effect until November 30, 2000 (the "Term") unless sooner terminated or extended pursuant hereto. This Agreement shall be automatically extended for successive additional terms of one year each (each an additional "Term") unless either party, at least ninety (90) days prior to the expiration of the then current Term gives notice to the other that the Agreement shall not be renewed.

5.2 The period from December 1 to the following November 30 during any Term shall be known as a Contract Year.

5.3 This Agreement may be terminated by either party if the other commits a material breach of this Agreement and does not cure such breach within thirty
(30) days after receiving notice of the breach and the sender's intent to terminate or immediately upon giving notice in the event the receiving party ceases business as a going concern, assigns this Agreement in violation of its terms, files for bankruptcy or for the appointment of a trustee, receiver, conservator or the like of its business or assets, dissolves or adopts a plan of dissolution or liquidation.

5.4 This Agreement may also be terminated by mutual, written consent between the parties.

6 Ownership and Confidentiality.

6.1 All AGVS Technology provided to Mentor by NDCA shall be and remain the exclusive property of NDCA, and Mentor shall not acquire any right, title or interest in the same, in the name and style "NDCA" or in the goodwill thereof.

6.2 Mentor shall and hereby does grant to NDCA, its successors and assigns, a perpetual, irrevocable, non-exclusive license and right with right to sublicense to use all improvements to the NDCA Technology and all inventions, discoveries, patents and information, whether patented or not, which relate to NDCA or derive from NDCA Technology which it develops, creates or acquires pursuant to a development contract during the Term of this Agreement, at terms mutually agreed in writing between the parties.

6.3 Mentor shall not use, copy or distribute NDCA Technology except as expressly

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authorized hereby.

6.4 Mentor shall use efforts no less stringent then it uses to protect its own valuable proprietary information and, in any event, no less than reasonable to protect the confidentiality of all NDCA Technology. Mentor shall limit disclosure of NDCA Technology to its own employees who have a need to know and to outside contractors, consultants or sublicensees who are bound, in writing, to protect the confidentiality and proprietary nature of the NDCA Technology and not to use it except in support of Mentor's AGVS projects. Such writings shall be for NDCA's benefit and may be enforced by it. The foregoing obligations shall not apply to information which is or becomes publicly known through no act or omission of Mentor or its contractors, representatives or sublicensees.

6.5 Mentor shall return all expressions or tangible recordings of AGVS Technology to NDCA upon the expiration or termination of this Agreement for any reason.

7 General.

7.1 Any notice required or contemplated by this agreement shall be sufficient if in writing and delivered personally, by courier service such as Federal Express or if deposited with the U.S. Postal Service, first class, certified or registered mail, postage paid, addressed as follows or to such other address as a party may give to the other by notice:

If to NDCA:                NDCA Automation, Inc.
                           3101 Latrobe Drive
                           Charlotte, North Carolina 28211
                           Attention: Ralph Dollander, President

If to Mentor:              MENTOR AGVS
                           4899 Commerce Parkway
                           Warrensville Heights, OH 44128
                           Attention: Michael Urban, Vice President


7.2 All sales of AGVS control components and equipment and engineering services shall be governed exclusively by the terms of the relevant purchase order and by NDCA's standard terms and conditions of sale, copies of which are attached and incorporated herein by reference (Exhibit 1 and 2).

7.3 Mentor may not assign this Agreement without the express, prior consent of NDCA. Any purported assignment in violation of this provision shall be void. Assignment shall include any assignment by operation of law, including merger.

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7.4 The relationship created by this Agreement is solely that of licensor and licensee. Neither party shall be nor hold itself out as the legal representative of the other, and no relationship of principal and agent, franchisor and franchisee, employer and employee is created hereby.

7.5 The failure or delay by one party in enforcing its rights hereunder with respect to any breach or failure of performance by the other shall not be deemed a waiver; and the waiver by one party of any right or remedy hereunder on one occasion shall not be deemed a waiver of any other right or remedy or on any other occasion.

7.6 This Agreement and any claim or controversy arising out of or related to it shall be governed exclusively by the domestic law of the State of North Carolina.

7.7 This Agreement constitutes the entire expression of agreement between the parties with respect to its terms, all prior agreements, understandings, statements and representations being merged herein. It may not be amended or modified orally, but only by a written agreement signed by both parties. Each party represents that the other has not made any statement or premise on which it has relied which is not expressed herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement by the signature of their duly authorized representatives as of the date first above appearing.


MENTOR AGVS                                          NDC AUTOMATION, INC.


By:      /s/ Roger K. Steel            By:      /s/ Ralph Dollander
    --------------------------             -------------------------------

Title:        President                Title:         President
       -----------------------                ----------------------------

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